Exhibit 3.1

AMENDED AND RESTATED Bylaws

OF

Tevogen bio Holdings Inc.

Article I. Corporate Offices.

Section 1.1. Registered Office and Agent. The registered office of Tevogen Bio Holdings Inc. (the “Corporation”) shall be as set forth in the Charter of the Corporation (the “Charter”).

Section 1.2. Other Offices. The board of directors of the Corporation (the “Board”) may at any time establish other offices at any place or places, either within or outside of the State of Delaware, where the Corporation is qualified to do business.

Article II. Meetings of Stockholders.

Section 2.1. Place of Meetings. Meetings of stockholders shall be held at any place designated by the Board within or without outside the State of Delaware, or by means of remote communication, in each case as may be determined by resolution of the Board from time to time and stated in the notice of the meeting.

Section 2.2. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion and stated in the notice of the meeting.

Section 2.3. Special Meetings. Special meetings of stockholders of the Corporation may only be called in the manner provided in the Charter. Any business transacted at any special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board.

Section 2.4. Notice of Stockholders’ Meetings. All notices of meetings of stockholders shall be in the form of a writing or electronic transmission and shall be sent or otherwise given to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting in accordance with Section 2.5 of these bylaws of the Corporation (the “Bylaws”) not less than ten nor more 60 days before the date of the meeting (unless a different time is specified by law). The notice shall specify the place (if any), date, and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. The means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting shall also be provided in the notice. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.5. Manner of Giving Notice; Affidavit of Notice. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the Delaware General Corporation Law (the “DGCL”), the Charter, or these Bylaws, may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (a) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, or (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. An affidavit of the Secretary or an assistant secretary or of the transfer agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 2.6. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Charter or these Bylaws. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting or (b) the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereat, whether or not a quorum is present, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

Section 2.7. Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, are provided in accordance with the DGCL. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.8. Conduct of Business. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such matters as the regulation of the manner of voting and the conduct of business.

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Section 2.9. Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws and subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgors, and joint owners of stock and to voting trusts and other voting agreements). Voting at meetings of stockholders need not be by written ballot and, unless otherwise required by law, need not be conducted by an inspector of election unless so determined by the holders of the shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person at such meeting.

Except as may be otherwise provided in the Charter, each stockholder shall be entitled to one vote for each share of capital stock having voting power held by such stockholder or by proxy.

A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders at which a quorum is present and for which, as of the tenth day before the Corporation first mails its notice of meeting for such meeting to the stockholders, the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. A director standing for reelection in an uncontested election must tender a resignation conditioned on the incumbent director’s failure to receive a majority of the votes cast. The Board may designate a committee pursuant to these Bylaws with the responsibility for making a recommendation to the Board on whether to accept or reject a resignation tendered by a director who has failed to receive a majority of the votes cast, or whether other action should be taken. The Board will make a decision and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who fails to receive a majority vote will not participate in the committee’s recommendation or the Board’s decision.

Section 2.10. Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Charter, or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need to be specified in any written waiver of notice, or any waiver by electronic transmission, unless so required by the Charter or these Bylaws.

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Section 2.11. Record Date for Stockholder Notice; Voting; Giving Consents. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than ten days before the date of such meeting, nor more than 60 days prior to any other action.

If the Board does not so fix a record date:

(a)	the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b)	the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent (including consent by electronic mail or other electronic transmission as permitted by law) is delivered to the Corporation; and

(c)	the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 2.12. Nominations and Proposals for Annual Meetings of Stockholders.

(a)	Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may only be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board or the chairperson of the meeting, or (iii) by any stockholder of the Corporation that (A) was a stockholder of record at the time of giving of the notice provided for in this Section 2.12 and at the time of the annual meeting, (B) is entitled to vote with respect to such matter at the meeting, and (C) complies in all applicable respects with the notice procedures set forth in this Section 2.12. At any annual meeting of stockholders, the presiding officer of such meeting may announce the nominations and other business to be considered which are set forth in the Corporation’s notice of meeting and proxy statement and, by virtue thereof, such nominations and other business so announced shall be properly brought before such meeting and may be considered and voted upon by the stockholders of the Corporation entitled to vote thereat without further requirement of nomination, motion, or second.

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(b)	For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Section 2.12, the stockholder making such nominations or proposing such other business (the “Proposing Stockholder”) must theretofore have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a Proposing Stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m., Eastern Time, on the 90th day nor earlier than 5:00 p.m., Eastern Time on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days before or more than 60 days after the one-year anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than 5:00 p.m., Eastern Time, on the later of (x) the 90th day prior to the scheduled date of such annual meeting or (y) the tenth day following the day on which Public Disclosure (as defined below) of the date of such meeting is first made by the Corporation. In no event shall the Public Disclosure of an adjournment, recess, or postponement of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at an annual meeting shall not exceed the number of directors to be elected at such annual meeting, and for the avoidance of doubt, no stockholder shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in this Section 2.12. “Public Disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or a comparable national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), or by such other means as is reasonably designed to inform the public or stockholders of the Corporation in general of such information, including, without limitation, posting on the Corporation’s investor relations website.

(c)	To be in proper form, a Proposing Stockholder’s notice to the Secretary must:

(i)	set forth, as to the Proposing Stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and of record by the Proposing Stockholder and such beneficial owner, if any, as of the date of such notice, and any shares as to which such stockholder and beneficial owner or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (which information shall be supplemented by such stockholder and beneficial owner not later than ten days after the record date for the meeting to disclose such ownership as of the record date), (C) a description of all agreements, arrangements and understandings, written or oral, between the Proposing Stockholder or such beneficial owner and any other person or persons (including their names) in connection with the nomination or proposal of such business by such stockholder, (D) a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or propose such other business proposal, (E) if the Proposing Stockholder or such beneficial owner intends or is part of a group that intends to solicit proxies or votes in support of nominees for director of the Corporation other than the Corporation’s nominees (unless such solicitation would not be subject to Rule 14a-19 under the Exchange Act), the information required to be included in a notice to the Corporation required by Rule 14a-19(b) under the Exchange Act and (F) any other information relating to the Proposing Stockholder and such beneficial owner that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act;

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(ii)	if the notice relates to any business other than the nomination of a director that the Proposing Stockholder proposes to bring before the meeting, set forth a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business; and

(iii)	set forth, as to each person, if any, whom the Proposing Stockholder proposes to nominate for election or reelection as a director, (A) such person’s name, age, business address, and current residential address, (B) such person’s principal occupation or employment, (C) the class and number of shares of capital stock of the Corporation that are owned of record and beneficially by such person, if any, (D) all information relating to such person that would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act (including such person’s written consent to being named as a nominee in any proxy statement and any associated proxy card for the Corporation’s next meeting of stockholders for the election of directors and to serving as a director if elected), and (E) a description of all direct and indirect compensation and other monetary agreements, arrangements and understandings, written or oral, during the past three years, and any other relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and their respective affiliates and associates, or others acting in concert therewith, on the other hand.

If any stockholder provides notice to the Corporation pursuant to Rule 14a-19(b), such stockholder shall deliver to the Corporation, no later than five business days prior to the annual meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a). If a nominating stockholder (i) provides notice pursuant to Rule 14a-19 promulgated and (ii) subsequently (A) notifies the Corporation that such stockholder no longer intends to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19, (B) fails to comply with the requirements of Rule 14a-19 or these Bylaws, or (C) fails to provide reasonable evidence sufficient to satisfy the Corporation that such requirements have been met, such stockholder’s nomination(s) shall be deemed null and void and the Corporation shall disregard any proxies or votes solicited for any nominee proposed by such shareholder notwithstanding that such nominee may be named in the notice of meeting or in any proxy statement or associated proxy card and notwithstanding that proxies in respect of the election of such proposed nominees may have been received by the Corporation.

In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten days prior to the meeting or any adjournment, recess or postponement thereof, and such update and supplement shall be delivered to the Secretary not later than five days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten days prior to the meeting or any adjournment or postponement thereof. No such supplement or update may include any new proposal not set forth in the original notice or be deemed to cure any defects or limit the remedies (including without limitation under these Bylaws) available to the Corporation relating to any defect.

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(d)	To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under paragraph (b)) to the Secretary of the Corporation at the principal executive offices of the Corporation a completed, written, and signed questionnaire (in the form customarily used by the Corporation for its directors) with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:

(i)	is not and will not become a party to (A) any agreement, arrangement or understanding, written or oral, with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such persons’ ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;

(ii)	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein; and

(iii)	in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Corporation.

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(e)	Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12, and nothing in this Section 2.12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision thereof) and, to the extent required by such rule, have such proposals considered and voted on at an annual meeting.

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(f)	Except as otherwise provided by law, at any meeting of stockholders the chairperson of the meeting (and, in advance of any meeting of stockholders, the Board or any committee designated by the Board pursuant to these Bylaws) shall have the power and duty (i) to determine whether any nomination or business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Section 2.12 and (ii) if any nomination was not made or such other business was not made or proposed in compliance with this Section 2.12, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.12, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at a meeting of stockholders of the Corporation to present the nomination or proposed business advanced by such stockholder, such proposed business shall not be transacted, notwithstanding that such proposal is set forth in the notice of meeting and notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(g)	Any person directly or indirectly soliciting proxies from the stockholders of the Corporation must use a proxy card color other than white, which shall be reserved for the exclusive use of the Board.

Section 2.13. List of Stockholders Entitled to Vote. The Corporation shall, no later than the tenth calendar day before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address (but not the electronic address or other electronic contact information) of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten calendar days prior to the meeting (a) during ordinary business hours at the principal place of business of the Corporation or (b) as otherwise provided by law. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

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Section 2.14. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for them by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, facsimile, electronic or telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may remain irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Article III. Directors.

Section 3.1. Powers. Subject to the provisions of the DGCL and any limitation in the Charter or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

Section 3.2. Number of Directors. The number of directors that shall constitute the whole Board shall be fixed from time to time solely by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal. The directors shall be classified in the manner provided in the Charter. Each director shall hold office until such time as provided in the Charter. Elections of directors need not be by written ballot.

Section 3.3. Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the attention of the Secretary of the Corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the Charter or these Bylaws:

(a)	Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

(b)	Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Charter, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office or by a sole remaining director so elected.

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If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer of the Corporation may call a special meeting of stockholders in accordance with the provisions of the Charter or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until such vacancy is filled.

Section 3.4. Place of Meetings; Remote Meetings. The Board may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Charter or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone, internet, video, or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.5. Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Section 3.6. Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the chief executive officer, any vice president, the Secretary or any two (2) directors.

Notice of the time and place of special meetings shall be:

(a)	delivered personally by hand, by courier or by telephone;

(b)	sent by United States first-class mail, postage prepaid; or

(c)	sent by electronic transmission” as defined in Section 232 of the DGCL.

If the notice is (i) delivered personally by hand, by courier or by telephone, or (ii) sent by electronic mail, it shall be delivered or sent at least forty-eight (48) hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. Any oral notice may be communicated to a director. If the notice is sent by electronic transmission, it shall be delivered to the extent and in accordance with applicable law. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

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Section 3.7. Quorum. At all meetings of the Board, a majority of the authorized number of directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by statute or by the Charter. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

Section 3.8. Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Charter, or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called and convened. Neither the business to be transacted at, nor other purpose of, any regular or special meeting of the directors, or a committee of directors, need to be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Charter or these Bylaws.

Section 3.9. Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the Charter or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee in the same paper or electronic form as the minutes are maintained.

Section 3.10. Fees and Compensation of Directors. Unless otherwise restricted by the Charter or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 3.11. Approval of Loans. The Corporation shall not, either directly or indirectly, including through any subsidiary, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director, executive officer (or equivalent thereof), or control person, but may lend money to and use its credit to assist any employee, excluding such executive officers, directors, or other control persons of the Corporation or of a subsidiary, whenever, in the judgment of the directors, such loan, guarantee, or assistance may reasonably be expected to benefit the Corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured or secured in such manner as the Board shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing contained in this section shall be deemed to deny, limit or restrict the powers of guarantee or warranty of the Corporation at common law or under any statute.

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Section 3.12. Removal of Directors. Directors may be removed from office by stockholders only in the manner provided in the Charter.

Article IV. Committees.

Section 4.1. Committees of Directors. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, with each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve, adopt or recommend to the stockholders any action or matter the DGCL expressly requires be submitted to the stockholders for approval, or (b) adopt, amend, or repeal the Bylaws.

Section 4.2. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 4.3. Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III and Sections 3.4 through 3.9 of these Bylaws, with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

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Article V. Officers.

Section 5.1. Officers. The officers of the Corporation shall be a Chief Executive Officer, a President, a Chief Financial Officer, and a Secretary. The Board, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with these Bylaws. Any two or more offices may be held by the same person.

Section 5.2. Appointment of Officers. The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or Section 5.5 of these Bylaws, shall be appointed by the Board, subject to the rights, if any, of an officer under any contract of employment.

Section 5.3. Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

Section 5.4. Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.5. Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board.

Section 5.6. Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Section 5.7. Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that the officer is also a director of the Corporation.

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Article VI. Indemnity.

Section 6.1. Third-Party Actions. Subject to the provisions of this Article VI, the Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that they are or were a director or officer of the Corporation, or are or were serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by them in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that their conduct was unlawful.

Section 6.2. Actions by or in the Right of the Corporation. Subject to the provisions of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that they are or were a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding any other provision of this Article VI, no person shall be indemnified hereunder for any expenses or amounts paid in settlement with respect to any action to recover short-swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended.

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Section 6.3. Successful Defense. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 6.1 or 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection therewith.

Section 6.4. Determination of Conduct. Any indemnification under Sections 6.1 or 6.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because they have met the applicable standard of conduct set forth in Sections 6.1 or 6.2, as applicable. Such determination shall be made (a) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, (b) if such quorum is not obtainable or, even if obtainable, as a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders. Notwithstanding the foregoing, a director, officer, employee, or agent of the Corporation shall be entitled to contest any determination that the director, officer, employee, or agent has not met the applicable standard of conduct set forth in Sections 6.1 or 6.2 by petitioning a court of competent jurisdiction.

Section 6.5. Payment of Expenses in Advance. To the fullest extent permitted by law, expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding, by an individual who may be entitled to indemnification pursuant to Section 6.1 or 6.2, shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified by the Corporation as authorized in this Article VI.

Section 6.6. Indemnity Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office.

Section 6.7. Insurance Indemnification. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against them and incurred by them in any such capacity or arising out of their status as such, whether or not the Corporation would have the power to indemnify them against such liability under this Article VI.

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Section 6.8. The Corporation. For purposes of this Article VI references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors and officers, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under and subject to the provisions of this Article VI (including, without limitation, the provisions of Section 6.4) with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Section 6.9. Employee Benefit Plans. For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

Section 6.10. Indemnity Fund. Upon resolution passed by the Board, the Corporation may establish a trust or other designated account, grant a security interest or use other means (including, without limitation, a letter of credit), to ensure the payment of certain of its obligations arising under this Article VI and/or agreements which may be entered into between the Corporation and its officers and directors from time to time.

Section 6.11. Indemnification of Other Persons. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not a director or officer of the Corporation or is not serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, but whom the Corporation has the power or obligation to indemnify under the DGCL or otherwise. The Corporation may, in its sole discretion, indemnify an employee, trustee, or other agent as permitted by the DGCL. The Corporation shall indemnify an employee, trustee, or other agent where required by law.

Section 6.12. Savings Clause. If this Article VI or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification hereunder against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding, or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated, or by any other applicable law.

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Section 6.13. Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 6.14. Conflicts. No indemnification or advance shall be made under this Article VI, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(a)	That it would be inconsistent with a provision of the Charter, these Bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(b)	That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

Section 6.15. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection (a) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (b) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Article VII. General Matters.

Section 7.1. Stock Certificates; Partly Paid Shares. Shares of the Corporation’s stock may be certified or uncertified, as provided under Delaware law, and shall be entered in the books of the Corporation and registered as they are issued. Every holder of stock represented by certificates shall entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairperson of the Board, vice chairperson of the Board or the Chief Executive Officer, President, a Vice President, the Chief Financial Officer, an assistant treasurer, the Secretary, or an assistant secretary of the Corporation shall be an authorized officer for such purpose), representing the number of shares and the class or series of shares owned by the stockholder. Any or all of the signatures on the certificate may be a facsimile or electronic (e.g., PDF) signature. In case any officer, transfer agent or registrar who has signed or whose facsimile or electronic signature has been placed upon a certificate has ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

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The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

Section 7.2. Lost Certificates. Except as provided in this Section 7.2, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or their legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.3. Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

Section 7.4. Dividends. The Board of Directors may declare dividends upon the capital stock of the Corporation, subject to the provisions of the Charter and the laws of the State of Delaware.

Section 7.5. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 7.6. Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.7. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.8. Conflicts with Charter. In the event of any conflict between the provisions of the Corporation’s Charter and these Bylaws, the provisions of the Charter shall govern.

Article VIII. Amendments.

Except as provided in the Certificate of Incorporation and consistent therewith, or as provided otherwise by law, these Bylaws may be adopted, amended, altered, or repealed by either (a) the affirmative vote of at least a majority of the directors then in office, without any action on the part of the stockholders, or (b) the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at any annual or special meeting of stockholders, provided that such proposed action shall be stated in the notice of such meeting.

Adopted: April 21, 2025

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